EXECUTION VERSION

ANNEX I TO ECCA
AND LLC AGREEMENT
DEFINITIONS
“1940 Investment Company Act” means the Investment Company Act of 1940, as amended.
“Acceptable Credit Party” means a commercial bank or other financial institution which maintains an office or corresponding office in the United States, whose long-term unsecured debt is rated “A-” or higher by S&P and “A3” or higher by Moody’s Investor Service, Inc. and which has a tangible net worth of at least $500,000,000.
“Accounting Firm” means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, PricewaterhouseCoopers or any nationally-recognized Affiliate thereof, reasonably approved by Class Majority Vote.
“Accounting Period” is defined in Section 5.1(d)(i) of the LLC Agreement.
“Act” is defined in the Preliminary Statements to the LLC Agreement.
“Adjusted Capital Account” means the Capital Account of a Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the last sentence of Treasury Regulation Section 1.704-2(g)(1) and the last sentence of Treasury Regulation Section 1.704-2(i)(5), and (b) decreased by expected items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
“Administrative Services Agreement” means the First Amended and Restated Administrative Services Agreement, dated as of June 14, 2019, between the Company and Bloom.
“Administrator” means Bloom or any replacement administrator under an Administrative Services Agreement.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition, the term “control” (and correlative terms) means (a) the ownership of 50% or more of the equity interest in a Person, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person. Bloom will not be considered an Affiliate or owner of Mehetia.
“Agreement” means the LLC Agreement if used in the LLC Agreement or the ECCA if used in the ECCA.
“Annual Budget” is defined in Section 7.1(b) of the LLC Agreement.

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“Applicable Laws” means all laws (including common law), constitutions, statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions, and writs of any Governmental Authority, in each case, having jurisdiction over Bloom, DSGH, the Company, Southern, the Administrator or the Project, as applicable (but excluding the Tariffs).
“Appraisal Method” means one appraiser shall be appointed by the holders of a majority of the Class A Membership Interests and one appraiser shall be appointed by the holders of a majority of the Class B Membership Interests, in each case, within 15 days of invocation of this procedure, which appraisers shall attempt to agree upon the fair market value of the Class B Membership Interests or Company property, as applicable. If either holders of the Class A Membership Interests or holders of the Class B Membership Interests do not appoint their respective appraiser within five (5) days after the end of such fifteen (15) day period, the determination of the appraiser appointed by the other Person (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the holders of Class A Membership Interests and the holders of Class B Membership Interests are unable to agree upon the fair market value within thirty (30) days after the appointment of the second of such appraisers, the two appraisers shall appoint a third appraiser. In such case, the average of the two determinations of the appraisers that are closest in amount shall be conclusive and binding on the Members, unless the determination of any of the appraisers differs from the middle determination by more than twice the amount by which the remaining determination differs from the middle determination, in which case the most disparate appraisal shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Members.
“Assumed Tax Benefits” is defined in Section 7.1(d) of the ECCA.
“Assumed Tax Benefits Collateral” is defined in Section 11.16 of the LLC Agreement.
“Assumed Tax Benefits Damages” is defined in Section 7.1(d) of the ECCA.
“Bankruptcy” of a Person means the occurrence of any of the following events: (a) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Code, as now constituted or hereafter amended (the “Bankruptcy Code”), (b) the making by such Person of a general assignment for the benefit of its creditors, (c) the admission in writing by such Person of its inability to pay its debts as they mature, (d) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (e) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (f) an involuntary case is commenced against such Person by the filing of a petition under any chapter of the Bankruptcy Code and within sixty (60) days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (g) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or (h) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.
“Base Case Model” means the financial model titled Project Leone Model_Southern Power (6.12.2019) – Base Case.xslm posted to the Project Leone Venue Deal Solutions hosted by Bloom Energy.
“Bloom” means Bloom Energy Corporation, a Delaware corporation.
“BOF” has the meaning provided in the CapEx Agreement.
“Brookside Facility” means all Systems and BOF located at 512 E. Chestnut Hill Road, Newark, DE 19713.
“Brookside Site” means the Site described in the Brookside Site Lease.
“Brookside Site Lease” means the Lease Agreement, dated as of April 19, 2012, between DDOT and the Company.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York City are authorized or required to be closed.
“CapEx Agreement” means that certain Fuel Cell System Supply and Installation Agreement dated as of June 14, 2019 by and between Bloom and the Company.

“Capital Account” means an account for each Member calculated as described in Section 4.2(b) of the LLC Agreement and used to distribute assets at liquidation as described in Section 10.2 of the LLC Agreement.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.
“Cause” means fraud, gross negligence or willful misconduct of the Managing Member, solely in that capacity.
“Certificate” or “Certificate of Formation” is defined in the Preliminary Statements to the LLC Agreement.
“Change of Control” means with respect to an entity, an event in which a Person or Persons who prior to a transaction or series of transactions, possessed, whether directly or indirectly, legally or beneficially:
(a)    50% or more of the equity, capital or profits interests of such entity; or
(b)    Control of such entity;
and as a result of a consummation of any transaction or series of transactions (including any merger or consolidation), such Person or Persons fails to maintain, whether directly or indirectly, legally or beneficially, either of the elements of control listed in clauses (a) or (b) above.
“Claims” is defined in Section 3.6(a) of the LLC Agreement.
“Class A Indemnified Costs” means, with respect to any Class A Member or the Company, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Class A Indemnified Parties and the Company) incurred by such Class A Indemnified Parties or the Company, resulting from or relating to (i) any breach or default or misrepresentation by any Class B Member or an Affiliate of a Class B Member of any representation, warranty, covenant, indemnity or agreement under the ECCA or the LLC Agreement, (ii) any action taken, or any failure to take action, by a Class B Member or any Affiliate of a Class B Member that causes the Company to fail to qualify (or to lose qualification) as a “Qualified Fuel Cell Provider Project” under the QFCP-RC Tariff (except that any action taken, or failure to act, by Bloom or any subcontractor of Bloom pursuant to a contract with the Company will not be considered an action or failure of a Class B Member or its Affiliate), or (iii) any claim for fraud or willful misconduct on the part of any Class B Member or any of Affiliate of a Class B Member relating to the ECCA or the LLC Agreement.
“Class A Indemnified Parties” means DSGH and any person to whom DSGH transfers any portion of its Class A Membership Interests in accordance with Article IX of the LLC Agreement, and each of their respective Affiliates and each of their respective shareholders, partners members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.
“Class A Member” is defined in the Preamble of the LLC Agreement.
“Class A Member Competitor” means (a) Persons involved with combustion engine development, commercialization or deployment, (b) Persons involved with fuel cell development, commercialization or deployment, (c) Persons involved with the development, commercialization or deployment of automobiles, and (d) Persons (other than natural persons) majority owned in countries with Intellectual Property risk.
“Class A Membership Interests” means membership interests in the Company that are held initially by DSGH and have the rights described in the LLC Agreement.
“Class B Guaranty” means that certain Guaranty Agreement dated as of the Effective Date, by Southern Power Company in favor of DSGH.
“Class B Indemnified Costs” with respect to any Class B Member or the Company, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Class B Indemnified Parties and the Company) incurred by such Class B Indemnified Parties or the Company, resulting from or relating to (i) any breach or default or misrepresentation by a Class A Member or its Affiliate, as applicable, of any representation, warranty, covenant, indemnity or agreement under the ECCA or the LLC Agreement (as a Class A Member, Managing Member or Partnership Representative), (ii) any action taken, or any failure to take action, by the Class A Member or its Affiliates that causes the Company to fail to qualify (or to lose qualification) as a “Qualified Fuel Cell Provider Project” under the QFCP-RC Tariff, or (iii) any claim for fraud or willful misconduct on the part of such Class A Member or its Affiliate relating to the ECCA or the LLC Agreement.
“Class B Indemnified Parties” means Southern and any person to whom Southern transfers any portion of its Class B Membership Interests in accordance with Article IX of the LLC Agreement, and each of their respective Affiliates and each of their respective shareholders, partners members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.
“Class B Member” is defined in the Preamble of the LLC Agreement.

“Class B Membership Interests” means the membership interests in the Company that are initially held by Southern and having the rights described in the LLC Agreement.
“Class Majority Vote” is defined in Section 3.2(f) of the LLC Agreement.
“Clean Technologies” means Clean Technologies II, LLC.
“Closing Date” means the date that the LLC Agreement is executed by the parties thereto and the Initial Funding occurs.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” means Diamond State Generation Partners, LLC.
“Company Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments (excluding Capital Contributions, Repurchase Payments and Permitted Investments) held by the Company as of such date less all reasonable reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company consistently with the Prudent Operator Standard. Reasonable reserves shall consist of any combination of the following reserves as reasonably determined by the Managing Member, without duplication: (a) necessary for payment of expenses included in the annual budget of the Company, (b) necessary to prevent or mitigate an emergency situation, (c) established with the prior written consent of the Members (by Class Majority Vote), (d) necessary to allow the Company to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the annual budget of the Company, (e) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for the Project, and (f) any additional reserves approved by all of the Members.
“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Confidential Information” is defined in Section 11.12(a) of the LLC Agreement.
“Consult” or “Consultation” means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of, another Person.
“Control” or “Controlled by” means the possession, directly or indirectly, of any of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions (including liquidating distributions) therefrom; (c) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (d) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.
“DDOT” means the Delaware Department of Transportation.
“Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Managing Member and agreed to by Members representing a Class Majority Vote.
“Designated Transfer” is defined in Section 9.6 of the LLC Agreement.
“Disqualified Entity” means (a) the United States, any state or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing; (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code); (c) any Person who is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code; (d) any Indian tribal government described in Section 7701(a)(40) of the Code; (e) any “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code; and (f) any partnership or other pass-through entity (including a disregarded entity) a direct owner of which is described in clauses (a)–(e) or this clause (f); provided, that any such Person shall not be considered a Disqualified Entity to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person, (ii) the Person is described within clause (c) of this definition and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person, or (iii) such Person avoids being a “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code by making an election under Section 168(h)(6)(F)(ii) of the Code.
“Distribution Date” means, in respect of every month, commencing the month following the Effective Date of the LLC Agreement, the date that falls on the last Business Day of such month.
“Dollars” or “$” means the lawful currency of the United States of America.

“DPL” means Delmarva Power & Light Company, a DPSC regulated utility company.
“DPL Agreements” means the service applications between the Company and DPL with respect to the REPS Act and the Tariffs, whereby DPL shall (a) serve as the agent for collection of amounts due from the Company (if any) and for disbursement of amounts due to the Company under the QFCP-RC Tariff and (b) sell to the Company natural gas under the Gas Tariff.
“DPSC” means the Delaware Public Service Commission, the Governmental Authority charged with regulating DPL and issuing the Tariffs.
“DSGH” means Diamond State Generation Holdings, LLC, a Delaware limited liability company.
“DSGH LLC Agreement” or “DSGH LLCA” means the Third Amended and Restated Limited Liability Company Agreement of DSGH dated as of June 14, 2019, by and between Clean Technologies and Mehetia.
“ECCA” means the Equity Capital Contribution Agreement with respect to the Company dated as of June 14, 2019 by and between Bloom, Southern, DSGH and the Company.
“Effective Date” is defined in the Preamble of the ECCA and in the Preliminary Statements of the LLC Agreement, as applicable.
“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Energy” means three-phase, 60-cycle alternating current electric energy produced by the Systems.
“Environmental Laws” means all Applicable Laws pertaining to the environment, human health, safety and natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any

similar or analogous state and local statutes or regulations promulgated thereunder and decisional law of any Governmental Authority, as each of the foregoing may amended or supplemented from time to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Transaction” means the repurchase of the Existing Systems pursuant to the Repurchase Agreement and the purchase and sale of the New Systems pursuant to the CapEx Agreement.
“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA.
“Existing Project” is defined in the Preliminary Statements to the ECCA.
“Existing BOF” has the meaning provided in the CapEx Agreement.
“Existing Systems” is defined in the Preliminary Statements to the ECCA.
“Existing Systems Income and Losses” has the meaning set forth in Section 5.1(a) of the LLC Agreement.
“Existing Systems Output Percentage” has the meaning set forth in Section 5.1(d)(ii) of the LLC Agreement.
“Extraordinary Shared Facility Maintenance Expenses” has the meaning set forth in Section 5.1(d)(iii) of the LLC Agreement.
“Extraordinary Shared Facility Revenue” has the meaning set forth in Section 5.1(d)(iv) of the LLC Agreement.
“Federal Power Act” or “FPA” means the Federal Power Act of 1935, as amended, and the implementing regulations of FERC.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“FERC 203 Application” means the application by the Company seeking the Section 203 Order.
“Final Contribution” means, with respect to any New System, the amount required by the Company to pay the second installment of the Purchase Price with respect to such New System and BOF, as required pursuant to the CapEx Agreement.

“Final Determination” is defined in Section 7.1(d) of the ECCA.
“Financial Statements” is defined in Section 3.1(h) of the ECCA.
“Fiscal Year” is defined in Section 7.9 of the LLC Agreement.
“Flow of Funds Memorandum” is defined in Section 2.2(a) of the ECCA.
“Funding” means the Initial Funding and/or a Subsequent Funding, as the context requires.
“Funding Date” means the date of any Funding.
“Funding Notice” means a notice in the form of Exhibit A to the ECCA.
“Funding Payments” means the payments made in connection with a Funding.
“Funding Termination Date” means December 31, 2019.
“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.
“Gas Tariff” means DPL’s Service Classification “LVG-QFCP-RC” filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.
“Governmental Approval” means all filings, notifications, orders, certificates, determinations, registrations, permits, licenses, approvals and authorizations with or of any Governmental Authority or other entity pursuant to applicable Legal Requirements.
“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof, or any regional transmission organization or independent system operator subject to the jurisdiction of FERC.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Gross Fair Market Value of such asset as of the date of contribution; provided that the initial Gross Asset Values of the assets contributed to the Company on the Closing Date shall be shown in Schedule 4.2(b) to the LLC Agreement;
(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values at the times described in Section 4.2(c) of the LLC Agreement;
(c)    the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such asset on the date of distribution;
(d)    the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and
(e)    if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.
“Gross Fair Market Value” means, with respect to any asset, the fair market value of the asset as reasonably determined by the Managing Member and agreed to by Members representing a Class Majority Vote.
“Indebtedness” means any of the following, including any amounts owed under the Note Purchase Agreement by and among Diamond State Generation Holdings, LLC and the purchasers party thereto, dated as of March 20, 2013, the Notes issued thereunder, and any other agreements or instruments entered into in connection therewith:
(a)    indebtedness for borrowed money owed to third parties;
(b)    obligations for the deferred purchase price of property or services
(c)    obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures;
(d)    obligations arising out of any financial hedging, swap or similar arrangements;

(e)    obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded;
(f)    obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction;
(g)    interest payable with respect to Indebtedness referred to in clause (a) through (f); and
(h)    the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all such items under clauses (a) through (g) were prepaid, extinguished, unwound and settled in full as of such specified date.
“Indemnified Costs” means Class A Indemnified Costs or Class B Indemnified Costs, as the context requires.
“Indemnified Party” means a Class A Indemnified Party or Class B Indemnified Party, as the context requires.
“Indemnifying Party” means the Class A Member or either Class B Member, as the context requires.
“Indemnity Cap” is defined in Section 7.1(d) of the ECCA.
“Independent Accountant” means Ernst & Young LLP.
“Independent Engineer” means Leidos Engineering, LLC.
“Independent Engineer Report” means the report of the Independent Engineer to be dated on or before the Effective Date.
“Initial Funding” .is defined in Section 2.1 of the ECCA.
“Interconnection Agreement” means, with respect to (a) the Brookside Facility, that certain Standard Agreement for Interconnection and Parallel Operation of Generation Facilities, dated as of March 27, 2012, by and between Delmarva Power and Light Company and Buyer, with respect to PJM Generation Interconnection Request Queue Position X2-083; and (b) the Red Lion Facility, that certain Interconnection Service Agreement, dated as of June 19, 2012, by and among PJM Interconnection, L.L.C., Buyer, and Delmarva Power and Light Company, with respect to PJM Generation Interconnection Request Queue Position X1-097.

“Interconnection Facilities” means the portion of a Project interconnecting the applicable Systems to the Interconnection Point.
“Interconnection Point” means, with respect to (a) the Brookside Facility, the “Point of Interconnection” specified in the Interconnection Agreement for such Facility, and (b) the Red Lion Facility, the “Point of Interconnection” specified in the Interconnection Agreement for such Facility.
“Internal Rate of Return” means the discount rate that causes “A” to equal “B” in present-value terms where “A” is the sum of the present values as of the Effective Date, calculated using the Microsoft Excel “XIRR” function of (a) the Tax Credits allocated to the Class B Members (equal to twenty five percent (25%) of the Tax Credits associated with the New System prior to October 31, 2024 and one hundred percent (100%) of the Tax Credit on and after October 31, 2024), and (b) the tax savings from deductions and losses that the Class B Members are allocated, and (c) cash that is distributed to the Class B Members, and (d) any indemnity payments made by Bloom or the Class A Member to the Class B Members or any Class B Indemnified Party that substitute for amounts in clauses (a), (b) and (c), and where “B” is the sum of the present values as of the Effective Date, calculated using the Microsoft Excel “XIRR” function, of (d) the Capital Contributions that the Class B Members make to the Company (or are made to the Company on such Members’ behalf), and (e) the tax detriment from (i) any taxable income or gain allocated to the Class B Members, and (ii) any gain recognized by the Class B Members under Section 731(a) of the Code as a result of distributions or deemed distributions from the Company, and (f) without duplication of amounts described in clause (e) hereof, any payment made by the Class B Members to any tax authority after and solely as a result of an audit with respect to the New Project or the Company.
“IP License” means that certain Intellectual Property License concerning certain IP Rights between Bloom and Southern Power Company dated as of June 14, 2019.
“IP Rights” is defined in Section 3.1(x) of the ECCA.
“IRS” means the Internal Revenue Service or any successor agency.
“ITC” means the investment tax credit under Section 48 of the Code.
“Joint Senate Resolution” means the Senate Joint Resolution No. 1, dated May 23, 2019, directing the DPSC to review the Qualified Fuel Cell Provider Tariff with the goal of finding ways to mitigate the future burden on DPL ratepayers.

“Knowledge” means, with respect to either Bloom or Southern, the actual knowledge of the persons set forth for Bloom or Southern, as applicable, listed below or their successors or replacements.

Name	Company
[*]	Bloom
[*]	Bloom
[*]	Bloom
[*]	Southern

“kW” means kilowatt or one thousand watts of energy.
“Legal Requirement” means any law (including common law), statute, act, decree, ordinance, rule, directive (to the extent having the force of law), order, treaty, code or regulation (including any of the foregoing relating to health or safety matters or any Environmental Law) or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or re-enactments thereof.
“Liabilities” means any Indebtedness, liability, debt or obligation whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or due or to become due.
“LLC Agreement” or “LLCA” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 14, 2019, by and between Southern and DSGH.
“Major Decision” means the Managing Member causing the Company to take of any of the actions set forth on Exhibit E to the LLC Agreement.
“Majority Vote” is defined in Section 3.2(f) of the LLC Agreement.
“Managing Member” is defined in Section 8.2(a) of the LLC Agreement.
“Managing Member Transfer Date” is defined in Section 8.2(a) of the LLC Agreement.
“Marshall & Stevens” means Marshall & Stevens, Inc.
“Material Adverse Effect” means a material adverse effect in the aggregate on the business, assets, liabilities, financial condition or results of operations of the Company,

excluding any effect resulting from (a) effects of weather or meteorological events, (b) general industry strikes, work stoppages or other labor disturbances, or (c) the execution or delivery of the Transaction Documents or the transactions contemplated in them or the announcement of such transactions.
“Material Contract” means (a) a contract for the sale of Energy or transmission services of a Facility for a term of more than one year, (b) a contract, lease, indenture or security agreement under which the Company (i) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, or international financial reporting standards, as applicable, should be capitalized, (ii) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value of more than $250,000 (other than any Permitted Liens), or (iii) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by the Company under the terms of any contract referred to in clause (a) above, (c) a contract for management, operation or maintenance of the Company or a Facility that requires payments of more than $250,000, (d) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by the Company with a fair market value of more than $250,000, (e) any other contract that is expected to require payments by the Company, in the aggregate, of more than $250,000 per calendar year, (f) the Transaction Documents and Project Documents, and (g) the Tariffs other than the QFCP- RC Tariff. For the avoidance of doubt, the QFCP-RC Tariff shall not be considered a contract or a Material Contract.
“Maximum Aggregate Southern Portfolio Purchase Price” has the meaning provided in the CapEx Agreement.
“Mehetia” means Mehetia Inc., a Delaware corporation.
“Member” means any Person executing the LLC Agreement as of the date of the LLC Agreement as a member of the Company or any Person admitted to the Company as a member as provided in the LLC Agreement (each in the capacity as a member of the Company), but does not include any Person who has ceased to be a member of the Company.
“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company.
“Member Party” is defined in Section 3.6(a) of the LLC Agreement.
“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any.

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704-2(i)(3).
“MOMA” means the Amended and Restated Master Operations and Maintenance Agreement, dated as of June 14, 2019, between the Company and the Operator.
“Monthly Contribution” means, with respect to any New System, which is not an Initial Funding New System, that is commissioned during the immediately preceding calendar month, the amount equal to sum of sixty percent (60%) of the aggregate Purchase Price of such New Systems, as required pursuant to the CapEx Agreement.
“MW” means megawatt or one million watts of energy.
“NDA” is defined in Section 4.1 of the ECCA.
“New Project” is defined in the Preliminary Statements to the ECCA.
“New BOF” has the meaning provided in the Cap Ex Agreement.
“New Systems” means the Systems purchased by the Company pursuant to the CapEx Agreement from and after the Effective Date.
“New Systems Income and Losses” has the meaning set forth in Section 5.1(b) of the LLC Agreement.
“New Systems Output Percentage” has the meaning set forth in Section 5.1(d)(v) of the LLC Agreement.
“Non-Managing Member” means (i) the Class B Member, while the Class A Member is the Managing Member and (ii) the Class A Member, while the Class B Member is the Managing Member.
“Notice” has the meaning set forth in Section 11.1 of the LLC Agreement.
“Nonrecourse Deduction” means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a “nonrecourse liability” of the Company within the meaning of Treasury Regulation Section 1.704-2.
“Operating Expenses” has the meaning set forth in Section 5.1(d)(vi) of the LLC Agreement.
“Operating Revenue” has the meaning set forth in Section 5.1(d)(vii) of the LLC Agreement.

“Operations Report” is defined in Section 7.1(a) of the LLC Agreement.
“Operator” means Bloom.
“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means the Certificate of Formation and the LLC Agreement of the Company.
“Partnership Representative” is defined in Section 7.7(a) of the LLC Agreement.
“Party” means, for purposes of the ECCA, a party to the ECCA and for purposes of the LLC Agreement, a party to the LLC Agreement.
“Payment Date Amount” has the meaning set forth in the Repurchase Agreement.
“Percentage Interest” means the percentage interest shown for a Class A Member or Class B Member, as applicable, in Schedule 4.2(d) of the LLC Agreement, as updated from time to time.
“Permitted Encumbrance” means Encumbrances (a) provided for under the Transaction Documents, and (b) restrictions on transfer of the Membership Interests under any applicable federal, state or foreign securities law.
“Permitted Investments” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s Corporation.
“Permitted Liens” means (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the Company or for amounts being contested in good faith and by appropriate proceedings, (c) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under licenses and permits held by the Company and under all applicable laws, rules, regulations and orders of any Governmental Authority), (d) security interests granted to satisfy credit support obligations or margin requirements under any existing or subsequently entered into power purchase agreement, power sales agreement, natural gas supply agreement (including the DPL Agreements), or swap or hedge agreement, in each case, in which the Company (but not any Affiliate of the Company) is the counterparty to such agreement, (e) Permitted Encumbrances and (f) with respect to the Company, easements, rights-of-way, restrictions, reservations and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company, taken as a whole.
“Permitted Transfer” has the meaning set forth in Section 9.5 of the LLC Agreement.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
“PJM” means PJM Interconnection, LLC, a regional transmission organization.
“PJM Agreements” is defined in the QFCP-RC Tariff.
“PJM Grid” means the PJM electricity transmission grid.
“PJM Market” means the PJM-administered markets in which the Company is to sell all of its energy, capacity, and ancillary services pursuant to the QFCP-RC Tariff and the PJM Agreements, and any PJM successor market.
“Project” means, collectively, the Existing Project and the New Project.
“Portfolio” has the meaning provided in the MOMA.
“Project Documents” means (a) the DPL Agreements, (b) the PJM Agreements, (c) the Site Leases, (d) the Gas Services Agreements, (e) the Wholesale Market Participation Agreement, (f) the MOMA, (g) the CapEx Agreement, and (h) the Repurchase Agreement.
“Prudent Operator Standard” means that a Person will (a) perform its duties in compliance with the requirements of the Material Contracts, and (b) perform the duties in accordance with commercially reasonable applicable fuel cell industry standards, taking into account, (i) with respect to the New Systems, through the Recapture Period the need to maintain qualification for ITC and to avoid any ITC recapture event suffered by the Class B Member, and (ii) use sufficient and properly trained and skilled personnel.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.
“Purchase Price” means the purchase price payable by the Company to Bloom for a New System pursuant to the CapEx Agreement.
“QFCP-RC Tariff” means DPL’s Service Classification “QFCP-RC” for REPS Qualified Fuel Cell Provider Projects as approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.
“Qualified Manager” means, with respect to any proposed Transfer, such Person is (a) an entity that (i) has (x) owned or operated for a period of at least three (3) years (within the then most recent four year period), and at the time of such Transfer continues to own and operate, solid oxide fuel cell power generating systems or (y) engaged a Person who has owned or operated for a period of at least three (3) years (within the then most recent four year period), and at the time of such Transfer continues to own and operate, solid oxide fuel cell power generating systems. For avoidance of doubt, if the MOMA remains in place with Bloom as the Operator, such Transferee shall be considered a Qualified Manager.
“Quarter” means a calendar quarter.
“RECs” means any credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a governmental agency or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with the Project or electricity produced therefrom, but excluding the ITC.
“Red Lion Facility” means all Bloom Systems and BOF located at 1493 River Road, New Castle, DE 19720.
“Red Lion Site Lease” means that certain Amended and Restated Lease Agreement, dated as of June 26, 2012, between DPL and the Company.
“Representatives” means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.
“REPS Act” means the Renewable Energy Portfolio Standards Act, as amended most recently by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).

“Repurchase Agreement” means the Repurchase Agreement, dated as of June 14, 2019, by and between the Company and Bloom.
“Repurchase Payments” means the Payment Date Amounts made by Bloom to the Company for the purchase of the Existing Systems under the Repurchase Agreement.
“Revenue and Expense Statement” is defined in Section 5.2(a) of the LLC Agreement.
“Schedules” means the schedules attached to the LLC Agreement or the ECCA, as the context requires.
“Second A&R LLCA” is defined in the Preamble to the LLC Agreement.
“Section 203 Order” means the order issued by FERC authorizing Southern to assume control of the Company under Section 203(a)(1) of the FPA.
“Securities Act” means the Securities Act of 1933, as amended.
“Shared Assets” means all tangible and intangible assets of the Company that include rights and obligations in connection with both the Existing Systems and the New Systems, including (a) the Shared Facilities, (b) the DPL Agreements, (c) the PJM Agreements, (d) the MOMA, (e) the Site Leases, (f) the Administrative Services Agreement, (g) the Governmental Approvals (other than those exclusively related to either the Existing Systems or the New Systems, if any), and (h) Shared BOF.
“Shared BOF” means, at any point in time, either (a) the BOF used by both the New Systems and the Existing Systems or (b) the BOF that is not New BOF or Existing System BOF.
“Shared Facilities” means all tangible assets located on a Site used by both the Existing Project and the New Project.
“Site” means the real property where the Project is located pursuant to the Site Leases.
“Site Leases” means, collectively, the Red Lion Site Lease and the Brookside Site Lease.
“Southern” means SP Diamond State Class B Holdings, LLC.
“Specially Allocated Existing System Items” has the meaning set forth in Section 5.1(d)(viii) of the LLC Agreement.
“Specially Allocated New System Items” has the meaning set forth in Section 5.1(d)(ix) of the LLC Agreement.

“Statement of Objections” is defined in Section 5.2(c) of the LLC Agreement.
“Subsequent Funding” is defined in Section 2.2(b) of the ECCA.
“Subsequent Funding Date” is defined in Section 2.2(b) of the ECCA.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“System” means each proprietary solid oxide fuel cell power generating unit including the integrated assembly of mounting assemblies, metering, transformers, disconnects, switches, wiring devices and wiring interconnected with the PJM Grid and connected to DPL as the supplier of natural gas to fuel the System. Systems shall be comprised solely of the Existing Systems and the New Systems.
“System Replacement Period” is defined in the Preliminary Statements of the ECCA.
“Tariff Damages” is defined in Section 7.1(c) of the ECCA.
“Tariff Damages Collateral” is defined in Section 11.15 of the LLCA.
“Tariff Event” means any of the following (i) a revocation of the QFCP-RC Tariff, (ii) a failure of Bloom to be a Qualified Fuel Cell Provider (as defined in the MOMA), (iii) DSGP not qualifying (or losing qualification) for service under the QFCP-RC Tariff, (iv) the Portfolio not qualifying (or losing qualification) as a Qualified Fuel Cell Provider Project (as defined in the MOMA), or (v) an alteration, modification or reduction of the Tariff “Disbursement Rates” as compared to the “Disbursement Rates” set forth in the Base Case Model; provided, however, that no Tariff Event shall be deemed to have occurred as a result of any action of any Class B Indemnified Party or the Company without the prior written consent of Bloom (but any action taken by Bloom or any subcontractor of Bloom pursuant to a contract with the Company will not be considered an action of a Class B Indemnified Party or the Company).
“Tariffs” means the QFCP-RC Tariff and the Gas Tariff.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:
(a)    any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible) production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and
(b)    any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including after the Closing Date any IRS Schedule K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated Tax.
“Third Party Claim” means any action, proceeding, demand or claim by a third party (it being understood that any Affiliate of a Member shall not be deemed to be a third party).
“Third Party Penalty Claim” is defined in Section 9.13 of the LLC Agreement.
“Transaction Documents” means the LLC Agreement, the ECCA, the Repurchase Agreement, the MOMA, the Administrative Services Agreement, the CapEx Agreement and the Class B Guaranty.
“Transfer” is defined in Section 9.1(a) of the LLC Agreement.
“Treasury” means the United States Department of the Treasury.
“Treasury Regulations” means the regulations promulgated under the Code, by the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“UCC” means the Uniform Commercial Code, as the same may be in effect in the State of New York or any other applicable jurisdiction.
OTHER DEFINITIONAL PROVISIONS
All terms in the ECCA and the LLC Agreement, as applicable, shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.
As used in the ECCA and the LLC Agreement and in any certificate or other documents made or delivered pursuant thereto, accounting terms not defined in the ECCA or the LLC Agreement or in any such certificate or other document, and accounting terms partly defined in the ECCA or the LLC Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in the ECCA or the LLC Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in the ECCA or the LLC Agreement or in any such certificate or other document shall control.
The words “hereof”, “herein”, “hereunder”, and words of similar import when used in the ECCA and the LLC Agreement shall refer to the ECCA or the LLC Agreement, as the context requires, as a whole and not to any particular provision of the ECCA or the LLC Agreement. Section references contained in the ECCA and the LLC Agreement are references to Sections in the ECCA or the LLC Agreement, as applicable, unless otherwise specified. The term “including” shall mean “including without limitation”.
The definitions contained in the ECCA and the LLC Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
Any references to a Person are also to its permitted successors and assigns.
All Article and Section titles or captions contained in the ECCA or the LLC Agreement, as applicable, or in any Exhibit, Annex or Schedule referred to therein and the table of contents of the ECCA and the LLC Agreement are for convenience only and shall not be deemed a part of the ECCA or the LLC Agreement, as the context requires, or affect the meaning or interpretation of the ECCA or the LLC Agreement, as applicable. Unless otherwise specified, all references in the ECCA or the LLC Agreement to numbered Articles and Sections are to Articles and Sections of the ECCA or the LLC Agreement, as applicable, and all references herein to Annexes, Schedules or Exhibits are to annexes, schedules and exhibits to the ECCA or the LLC Agreement, as applicable.
Unless otherwise specified, all references contained in the ECCA or the LLC Agreement, in any Exhibit, Annex or Schedule referred to therein or in any instrument or document delivered pursuant thereto to dollars or “$” shall mean United States dollars.
The Parties to the ECCA have participated jointly in the negotiation and drafting of the ECCA. The Parties to the LLC Agreement have participated jointly in the negotiation and drafting of the LLC Agreement. In the event an ambiguity or question of intent or interpretation arises, the ECCA and the LLC Agreement shall be construed as if drafted jointly by the respective Parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the ECCA or the LLC Agreement, as the context requires.